CERTIFICATE OF TRUST

                                       OF

                         FRANKLIN TEMPLETON FUND MANAGER

                            a Delaware Business Trust



     THIS Certificate of Trust of the FRANKLIN TEMPLETON FUND MANAGER (the "Trust"), dated as of this 18th day of September, 1995, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

     1. NAME. The name of the business trust formed hereby is "FRANKLIN TEMPLETON FUND MANAGER."

     2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

               (a) REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

               (b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

     3. LIMITATION ON LIABILITY. Pursuant to section 3804 of the Act, in the event that the Trust's governing instrument, as defined in section 3801(f) of the Act, creates one or more series as provided in section 3806(b)(2) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

     IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the date first-above written.


/s/ FRANK H. ABBOTT, III                    /s/ CHARLES B. JOHNSON
Frank H. Abbott, III                        Charles B. Johnson
1045 Sansome Street                         777 Mariners Island Blvd.
San Francisco, CA  94111                    San Mateo, CA  94404

/s/ HARRIS J. ASHTON                        /s/ RUPERT H. JOHNSON, JR.
Harris J. Ashton                            Rupert H. Johnson, Jr.
Metro Center, 1 Station Place               777 Mariners Island Blvd.
Stamford, CT  06904                         San Mateo, CA  94404

/s/ S. JOSEPH FORTUNATO                     /s/ DAVID W. GARBELLANO
S. Joseph Fortunato                         David W. Garbellano
Park Avenue at Morris County                111 New Montgomery St. #402
P.O. Box 1945                               San Francisco, CA  94105
Morristown, NJ  07962-1945

/s/ FRANK W.T. LAHAYE                       /s/ GORDON S. MACKLIN
Frank W. T. LaHaye                          Gordon S. Macklin
20833 Stevens Creek Blvd.                   8212 Burning Tree Road
Suite 102                                   Bethesda, MD 20817
Cupertino, CA  95014